Exhibit 10.158

SHARE PURCHASE AGREEMENT
AMONG
EFG Partners Limited
FOCUS MEDIA HOLDING LIMITED
Appreciate Capital Ltd.
ZHANG QINGYONG
AND
WANG YONGMEI
DATED AS OF
July 21 2006

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this “Agreement”), dated as of July 21, 2006, among EFG Partners Limited, a company with limited liability incorporated and validly existing under the laws of the British Virgin Islands (the “Seller”), FOCUS MEDIA HOLDING LTD., a company with limited liability incorporated and validly existing under the laws of the Cayman Islands (the “Buyer”), Appreciate Capital Ltd., a company with limited liability incorporated and validly existing under the laws of the British Virgin Islands (the “Company”) and together with Mr. Zhang Qingyong and Ms. Wang Yongmei, the shareholder of EFG Partners Limited. (the “Seller’s Shareholder”).
WHEREAS:
     1. The Seller legally owns all issued shares of the Company.
     2. The Seller’s Shareholder and the board of directors of the Seller, through resolutions duly passed in each case on July 20, 2006, respectively, have approved the sale of 70% of the all issued shares of the Company (“the Shares”) to the Buyer.
     3. The Seller desires to sell, and the Buyer desires to purchase, the Shares, upon the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the premises and the representations, warranties, further undertakings and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.01 Certain Defined Terms. As used in this Agreement:
          “ADRs” means the American depositary shares of Buyer as listed on the NASDAQ National Market, Inc.
          “Sanwei Advertisement” means Beijing Yangshi Sanwei Advertisement Co., Ltd.
          “Shenzhen Yangshi Sanwei” means Shenzhen Yangshi Sanwei Advertisement Co., Ltd.
          “Approved Accounting Firm” means the accounting firm employed by the Buyer.

          “2006 Audited Financial Report” means the financial report issued by Approved Accounting Firm in accordance with U.S. GAAP based on Sanwei Advertisement and its consolidated subsidiaries’ audited financial status for the twelve-month period starting from September 1, 2006 and ending August 31, 2007.
          “2007 Audited Financial Report” means the financial report issued by Approved Accounting Firm in accordance with U.S. GAAP based on Sanwei Advertisement and its consolidated subsidiaries’ audited financial status for the twelve-month period starting from September 1, 2007 and ending August 31, 2008.
          “2008 Audited Financial Report” means the financial report issued by Approved Accounting Firm in accordance with U.S. GAAP based on Sanwei Advertisement and its consolidated subsidiaries’ audited financial status for the twelve-month period starting from September 1, 2008 and ending August 31, 2009.
          “2006 Audited Annual Appraised Net Income” or “P1” means annual net income for the twelve-month period as set forth in the profit table of 2006 Audited Financial Report, plus the sum of all amounts deducted in arriving at such audited net income to make provision for the adjustment amount for appraised annual net income, bad account reserves, the goodwill impairment and the reserve fund (including all other items which shall be withdrawn as defined under U.S. GAAP Income Confirmation Principle).
           “2007 Audited Annual Appraised Net Income” or “P2” means annual net income for the twelve-month period as set forth in the profit table of 2007 Audited Financial Report, plus the sum of all amounts deducted in arriving at such audited net income to make provision for adjustment amount for appraised annual net income, the bad account reserves, the goodwill impairment and the reserve fund (including all other items which shall be withdrawn as defined under U.S. GAAP Income Confirmation Principle).
          “2008 Audited Annual Appraised Net Income” or “P3” means annual net income for the twelve-month period as set forth in the profit table of 2008 Audited Financial Report, plus the sum of all amounts deducted in arriving at such audited net income to make provision for adjustment amount for appraised annual net income, the bad account reserves, the goodwill impairment and the reserve fund (including all other items which shall be withdrawn as defined under U.S. GAAP Income Confirmation Principle).
          “Appraised Annual Net Income” means dated as of the end of the third month after the end of every fiscal year (e.g. when appraising the annual net income of 2006 fiscal year, the time dated as of November 30, 2007), 100% of the account receivable with account age exceeding 90 days.
          “C1”means the consideration amount the Buyer shall pay the Seller in the first year (2007) after the Purchase Closing Date.
          “C2”means the consideration amount the Buyer shall pay the Seller in the second year (2008) after the Purchase Closing Date.
          “C3”means the consideration amount the Buyer shall pay the Seller in the third year (2009) after the Purchase Closing Date.

          “Gross Profit” means the difference of the audited turnover of Sanwei Advertisement within a fiscal year less business tax and additional tax, less the hardware depreciation, less the pre-film lease fees, less all the cost and expenses incurred for obtaining the pre-film lease agreement, and less other relevant cost (including but not limited to salaries, welfares, and social insurance of relevant staffs) (confirmed in accordance with U.S. GAAP).
          “Gross Profit Rate” means the proportion of Gross Profit of Sanwei Advertisement to its turnover within a fiscal year.
          “M1” means the Gross Profit Rate of Sanwei Advertisement for the twelve-month period starting from September 1, 2006 and ending August 31, 2007.
          “M2” means the Gross Profit Rate of Sanwei Advertisement for the twelve-month period starting from September 1, 2007 and ending August 31, 2008.
          “M3” means the Gross Profit Rate of Sanwei Advertisement for the twelve-month period starting from September 1, 2008 and ending August 31, 2009.
          “D” means the total consideration of the transaction under this Agreement, provided that any of M1, M2 and M3 is lower than 55%, (“D”) = (C1+C2+C3) × 75%.
          “FM Ordinary Shares” means the ordinary shares, $0.00005 par value per share, of Buyer; such ordinary shares have the same right as other ordinary shares issued by the Buyer.
          “Dealing Price of FM Ordinary Share” means the average close price of Buyer’s shares on the NASDAQ Market fifteen (15) days before the Purchase Closing Date.
          “Litigations” means claims, law suit, prosecution or arbitration, interpellation, legal procedure or investigation raised by or against any Government Department.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. In the former sentence, ”Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the constitution of an actual control.
          “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.
          “Business Day” means any day that is not a Saturday, a Sunday or other day when banks are required or authorized by law to be closed in PRC or USA.
          “Agreement” means this Share Purchase Agreement among the parties hereto, as amended, modified or supplemented from time to time.
          “Group Companies” means the Company, the subsidiaries of the Company, any variable interest entity controlled by and consolidated with the Company, the Acquired

Businesses, and any entities which is controlled by any of the aforesaid companies, a list of which companies is set forth in Schedule 1.1 hereto.
          “Business” means cinema film advertisement agency, design, production and dissemination business of the Group Companies, as currently operated.
          “Purchase Closing Date” means the date when all the conditions set forth in Article VI and Article VII of this agreement are satisfied and other terms and conditions of this agreement are complied with.
          “Competitive Business” means the following business which involves any party of this Agreement: (i) cinema film advertisement agency, design, production and dissemination, (ii) media marketing for elevator post of any commercial buildings, (iii)media marketing for of LCD advertisement in any commercial buildings and media marketing of newspaper shift advertisement, (iv) media marketing for out-of-home LED advertisement, and (v) wireless advertisement. The “commercial buildings” shall include but not limited to commercial buildings, department stores, places of catering and entertainment, shopping malls, hospitals, airports, railway stations, coach stations, golf fields, health centers, automobile 4S stores, apartments, airport coach, banks, governmental buildings and other public places.
          “Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.
          “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more parties, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a party, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such party.
          “Control Agreement” means, collectively, the agreements, contracts and instruments, a list of which is attached hereto as Schedule 1.5, which enable the Buyer to control and consolidate with its financial statements each Group Company and the Acquired Businesses.
          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Key Management” means Mr. Zhang Qingyong and Ms. Wang Yongmei .
          “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse (i) to the business, assets, condition (financial or otherwise), operating results, or operations of any Group Companies, or (ii) to the ability of any of the Seller’s Shareholder to timely consummate the transactions contemplated by this Agreement or by any of the Ancillary Documents.

          “Governmental Authority” means Chinese government or any government or governmental or regulatory departments thereof, or administrative subdivision thereof, or any agency or committee thereof, or any court or arbitrator.
          “Law” means any statute, code, law, ordinance, regulation or rule or other legally binding requirement of any Governmental Authority.
          “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Ancillary Documents” means those agreements, documents and instruments as set forth in Schedule 1.6.
          “Claim” means any and all administrative, supervisory or judicial litigation/arbitration, prosecution, application, appeal, request, payment notice, compensation claim, lien, or any notice, investigation, litigation procedure, consent order or consent agreement concerning the lawful or unlawful activities.
          “Employee’s Misconduct” means an employee’s gross negligence in the performance of his duties to the Group Companies; an employee’s misappropriation of assets of, or embezzlement from, the Group Companies; willful breach by an employee of such employee’s material obligations under the relevant Service Agreement entered into by the employee; a material breach by the employee of this Agreement, the Confidentiality Agreement, the Manager Non-Compete Agreement and the Employee Non-Compete Agreement entered into by such employee; and willful violation of Buyer’s Code of Ethics or other written policy.
          “Encumbrance” means any security interest, pledge, mortgage, lien, charge, limitation, condition, equitable interest, option, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, receipt of income or exercise of any other attribute of ownership.
          “Guaranty” means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, Liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, Liabilities or obligations, or to supply funds to or in any manner invest in others, or to otherwise assure the holder of such indebtedness, Liabilities or obligations against loss.
          “Intellectual Property” means (a) all rights in inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, statutory invention registrations together with all re-issuances, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof and all rights therein provided by Law or international treaties and conventions; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights in connection with the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).
          “Liabilities” means any debts, liability or obligation (whether known or unknown, claimed or not, absolute or probable, individually or in the aggregate, liquidated or outstanding, due or overdue), and any or all law suits, damages, tax variations, penalties fines, interests, tax assessments, judgments, losses, taxes, court fees, costs (including but not limited in the attorney fees, the expert consultant fees and the out-of-pocket fees).
          “Person” means any natural person, corporation, limited liability corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.
ARTICLE II
PURCHASE AND SALE OF THE SHARES
          2.01 Purchase and Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, on the Purchase Closing Date, the Seller shall sell to Buyer the Shares and Buyer shall purchase from the Seller the Shares, on a fully converted and diluted basis, for total consideration consisting of the terms and conditions, as set forth below.
          2.02 Purchase Considerations. In consideration of purchasing the Shares, the Buyer shall pay the Seller the amount calculated based on the financial performance (i.e. the “2006 Audited Annual Appraised Net Income”, the “2007 Audited Annual Appraised Net Income” and “2008 Audited Annual Appraised Net Income”) of Sanwei Advertisement after the Purchase Closing Date and based on the gross profit rate for the continuous three (3) years after the Purchase Closing Date, and such amount shall be calculated in accordance with the formula provided in Article 2.05. The Seller undertakes that the audited annual net income of Sanwei Advertisement in the year of 2006, 2007 and 2008 will be at least then 2 million, 3 million and 5 million respectively.
          2.03 Purchase Deposit. Within seven (7) business days after the date of this Agreement, the Buyer shall pay the Seller a Purchase Deposit (the “Deposit”) with the amount of USD 2.8 Million and the Seller shall provide the Buyer with a Purchase Deposit Receipt immediately.
          2.04 Purchase Closing.
          Unless this Agreement being terminated pursuant to Article VIII before the Purchase Closing Date, subject to the terms and conditions set forth in this Agreement, the sale and purchase of the Shares shall be accomplished within three (3) business days after the Purchase Closing Date.

          On the Purchase Closing Date, the Seller shall deliver/accomplish or cause to be delivered/accomplished the following items:
(1)	all previously undelivered documents and the Ancillary Documents required under Article VII hereto;

(2)	in respect of Company, the business license, common seal (if exists), registered certificates of share or share certificate book (including the registered certificates of those un-issued share) and all minute books and other statutory books or equivalent items which shall be kept by relevant shareholders, in accordance with the Law of the jurisdiction where Company is registered ; and

(3)	any other procedures which are necessary for the legal transfer of the Share to the Buyer on the Purchase Closing Date.
          2.05 Formula for Calculation of Consideration and Payments Arrangement.
(a)	Within fifteen (15) days after the issuance and delivery of the 2006 Audited Financial Report to both the Seller and the Buyer, the Buyer shall pay the Seller the initial consideration(“C1”), C1 shall be calculated as the followings:
(1)	If P1 ≥ USD 2 million, C1 shall be calculated by:

C1= P1×2×70%

The Buyer shall then pay the Seller the amount in cash equaling the amount as for (C1 less Deposit), the USD 2.8 million Deposit paid by the Buyer to the Seller shall be automatically transferred as the part of such amount in cash.

(2)	If P1 < USD 2 million, C1 shall be calculated by:

C1= P1×2×70%

The Seller shall then return the Buyer the balance between USD 2.8 million and the Deposit, i.e. the Seller shall return the Buyer the amount as for (USD 2.8 million less C1) in cash. Such amount shall be paid in USD to the account designated by the Buyer within fifteen (15) business days after the issuance and delivery of the 2006 Audited Financial Report to both the Seller and the Buyer.
(b)	Within fifteen (15) business days after the issuance and delivery of the 2007 Audited Financial Report to both the Seller and the Buyer, the Buyer shall pay the Seller the initial consideration(“C2”), C2 shall be calculated as the followings:

(1)	If P2 ≥ USD 2.7 million, C2 shall be calculated by:

C2 = P2 ×2×70%

(2)	If P2 < USD 2.7 million, C2 shall be calculated by:

C2 = P2 ×1×70%
50% of the C2 shall be paid by Buyer to Seller in cash, and the other 50% amount shall be paid by FM Ordinary Shares with equal value. The amount of FM Ordinary Shares shall be calculated by: (C2×50%) Dealing Price of FM Ordinary Shares.
(c)	Within fifteen (15) business days after the issuance and delivery of the 2008 Audited Financial Report to both the Seller and the Buyer, the Buyer shall pay the Seller the initial consideration (“C3”), C3 shall be calculated as the followings, except for the circumstances under (d) of this Section, which shall be adjusted in accordance with (d):
(1)	If P3 ≥ USD 3.6 million, C3 shall be calculated by:

C3= P3×2×70%

(2)	If P3 < USD 3.6 million, C3 shall be calculated by:

C3= P3×1×70%
50% of the C3 shall be paid by Buyer to Seller in cash, and the other 50% amount shall be paid by FM Ordinary Shares with equal value. The amount of FM Ordinary Shares shall be calculated by: (C3×50%) Dealing Price of FM Ordinary Shares. The lock-up period for such shares shall be twelve (12) month from the date of the issuance of such shares.
(d)	Special Provision of Formula for Calculation of Consideration. The Seller undertakes to the Buyer that the gross profit rate (i.e. M1, M2 and M3) of Sanwei Advertisement will not less then 55% for continuous three (3) years after the Purchase Closing Date. Should any of M1, M2 or M3 less then 55%, the Seller agrees to adjust the consideration amount under this Agreement as D, and the balance will be deducted upon the payment of C3 in order to make the final payment made by the Buyer to the Seller equal D-(C1+C2). If D-(C1+C2) <0, the Buyer shall not pay C3 and the Seller shall pay the Buyer the balance between the amount being deducted and C3, such amount shall be paid in USD to the bank account appointed by Buyer within fifteen (15) business days after the issuance and delivery of the 2008 Audited Financial Report to both the Seller and the Buyer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          The Seller and the Seller’s Shareholder, jointly and severally, represent and warrant to the Buyer as follows as of the date hereof:
          3.01 Due Organization, Good Standing and Power. The Seller is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands with independent juristic personality. The Seller has the requisite power and authority (corporate and other) to own, lease and operate its assets and to conduct the business now being conducted by it. The Seller has all requisite power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder.
          3.02 Company Status. The Company is a holding company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands which has no business activities. The Company has no Liabilities or obligations and is not party to any Contract, other than this Agreement and the Ancillary Documents to which it is a party.
          3.03 Authorization, Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which the Seller has been duly authorized by all necessary corporate action on the part of each such party. Subject to the public policies, each of this Agreement and the Ancillary Documents constitutes a valid and binding agreement of the Seller, enforceable against each of them in accordance with its terms.
          3.04 Capitalization; Ownership and Transfer of Shares; Valid Issuance.
          (a) The Shares set forth in Schedule 3.04 hereto constitute the only equity capital of the Company. All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.
          (b) The Seller is the only record and beneficial owner of the said Shares and has good and marketable title to such Shares, free and clear of any and all Encumbrances. The Seller has the corporate or other applicable organizational power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to the Buyer good and valid title to the Shares, free and clear of any and all Encumbrances.
          3.05 Group Companies.
          a) Schedule 3.05 sets forth for each of the Group Companies (i) its jurisdiction of incorporation, formation or organization, as applicable, and (ii) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder. Except as set forth in Schedule 3.05, each of the Group Companies is duly incorporated or formed, as applicable, validly existing and, in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, has the requisite corporate or similar power and authority (corporate and other) to own, lease and operate its assets and to carry on its business now being conducted by it. All the issued and outstanding shares of capital stock or other equity interests of the Group Companies are owned of record, free and clear of any Encumbrances except as set forth in Schedule 3.05.
          b) No shares of capital stock or other equity or ownership interests of any Group Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or comparable organizational documents of any Group Company or any Contract to which the Group Company is a party or by which the Group Company is bound.
          3.06 Corporate Records. The Seller has made available to the Buyer true, correct and complete copies of the certificates of incorporation, by-laws or comparable organizational documents and business licenses of each Group Company. Such certificates of incorporation, by-laws, or comparable organizational documents and business licenses are in full force and effect. None of the Group Companies is in violation of any of the provisions of its certificate of incorporation, bylaws or comparable organizational documents. The transfer books and minute books of each Group Company that have been made available for inspection by Buyer prior to the date hereof are true and complete.
          3.07 No Approvals or Conflicts. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to which it is a party do not and will not (i) violate, conflict with or result in a breach by any of the Seller Parties of the organizational documents of any of the Seller, (ii) violate, or conflict with any Governmental Order or Law applicable to the Seller, and require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by the Seller with, any Governmental Authority, except in the cases such violation, conflict, breach, default, termination, acceleration, cancellation or failure to give notice, register or obtain approval would not reasonably be expected to have a Material Adverse Effect. No Governmental Authorizations are required for the execution and performance by the Seller of this Agreement and the Ancillary Documents and the consummation by the Seller of the transactions contemplated hereby and thereby
          3.08 Compliance with Law; Governmental Authorizations. None of the Group Companies is in violation of any Governmental Order or Law applicable to them or any of their respective properties, except where any such violation would not reasonably be expected to have a Material Adverse Effect.
          3.09 Licenses. Except otherwise agreed in Schedule 3.09, each of the Group Companies has obtained all material licenses, consents, authorizations, approvals, and permits of and from, and has made all declarations and filings with, all Governmental Authorities necessary for the conduct of the Business and such licenses, consents, authorizations, approvals or permits contain no materially burdensome restrictions or conditions. To the Knowledge of the Seller, no government department is considering modifying, suspending or revoking any such licenses, consents, authorizations or approvals and each of the Group Companies is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits.

          3.10 Litigation. There are no suits, actions, arbitrations, proceedings or investigations pending or, to the Knowledge of the Seller, threatened against any of the Seller and the Group Companies.
          3.11 Tax Matters.
          (a) (i) All income Tax Returns required to be filed by or on behalf of the Group Companies has been accurately prepared in all material respects and filed in a timely manner (within any applicable extension periods) and are true, correct and complete in all material respects, (ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof, and the Group Companies have adequately provided for all Taxes for which they are required to provide, except where any failure to pay or underpayment would not reasonably be expected to have a Material Adverse Effect, (iii) no material claims being asserted in writing with respect to any Taxes of any of the Group Companies; and, (iv) no material probable claim for compensation being asserted with respect to any Taxes of any of the Group Companies.
          (b) Each of the Group Companies is and has been in compliance with all applicable Laws relating to the payment, withholding and exemptions of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws, except where any such noncompliance would not reasonably be expected to have a Material Adverse Effect;
          (c) The Seller has made available to the Buyer complete copies of all approval documents with respect of any Tax exemption or all statements to qualify for Tax exemptions;
          (d) There are no audits or investigations or penalties by any taxing authority of any of the Group Companies in progress nor, to the Knowledge of the Seller is there any pending or threatened audit or investigation or penalties by any Government Authority;
          (e) No Group Company is a party to any tax indemnity, tax allocation or tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Purchase Closing.
          3.12 Officers, Employees and Labor.
          (a) Each of the Group Companies has complied in all material aspects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, social welfare, equal opportunity and collective bargaining. There is no organized labor strike, dispute, slowdown or claim pending, or to the Knowledge of the Seller, threatened, against or affecting any of the Group Companies. None of the Group Companies has any Contract with any labor union.
          (b) None of the employees of the Group Companies is subject to any Governmental Order that would interfere with the use of his or her best efforts to promote the interests of the Group Companies. Any of such employees is now obligated: (i) the execution, delivery and performance of any of this Agreement and the Ancillary Documents; (ii) the conduct of the Business of any Group Company as currently conducted or as proposed to be conducted.

          (d) Except as required by applicable laws and regulations, none of the Group Companies has any obligation to provide retirement, death or disability benefits to any of the present or past employees of the Group Companies, or to any other person.
          (e) None of the Seller and the businesses or entities operated or owned by the Seller, nor, to the Knowledge of the Seller, any of their respective officers, directors, supervisors, managers or employees have, directly or indirectly, owned any interest, in any entity, or have entered into any transactions, that may compete with the Group Companies, or are otherwise involved in the Business.
          (f) (i) no material labor dispute, work stoppage, slow down, strike or other conflict with the employees of any of the Group Companies exists; (ii) none of the Group Companies is engaged in any unfair labor practice (iii) there is no unfair labor practice complaint pending or, to the Knowledge of the Seller, threatened against any of the Group Companies before any competent Governmental Agency, and no grievance or arbitration proceeding arising out of.
          3.13 Loans.
          Except as described in this Agreement and the Ancillary Documents, none of the Group Companies has, directly or indirectly: (i) extended credit, arranged to extend credit, or renewed any extension of credit, to or for any director or executive officer of the Seller and the Group Companies, or (ii) made any material modification to any term of any of the above mentioned individuals.
          3.14 Prohibited Payments.
          To the Knowledge of the Seller, none of the Group Companies, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Group Companies, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to a political activity, made any direct or indirect unlawful payment to any government official or employee from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
          3.15 Share Option and Other Plans.
          None of the Group Companies has any pension, profit sharing, stock option, employee stock purchase or other plan providing for incentives or other compensation to employees (aside from any salary, bonus payable and social insurance arrangements provided by Laws).

          3.16 Intellectual Property.
          (a) The Group Companies have rights to acquire from its management and employees all Intellectual Property material to the Business, including any job-related inventions as Intellectual Property held by any management or employees of the Group Companies (including the Intellectual Property holding by the senior management of the Group Companies).
          (b) Each Group Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a trade secret of each Group Company.
          (c) No Group Company is a party to any pending legal proceedings which involve a claim of infringement, unauthorized use, or violation of any intellectual property right by any Person against such Group Company or challenging the ownership, use, validity or enforceability of, any material Intellectual Property owned by or exclusively licensed to such Group Company.
          (d) To the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property owned by any Group Company, and no written claims have been made against any Person by any Group Company.
          3.17 Material Contracts
          (a) Except as set forth on Schedule 3.17, on the Purchase Closing Date, none of the Group Companies is a party to or is bound by:
1.	any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, rights or other interests;

2.	any Contract requiring the applicable Group Company to make future capital expenditures in excess of RMB 500,000 (either individually or in the aggregate);

3.	any Contract applicable to Group Company, which lead to indebtedness with an amount in excess of RMB500,000;

4.	any loan or advance by a Group Company to, or investment by a Group Company in, any Person, in each case, which involves an amount in excess of RMB500,000, or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

5.	any Contract with a Group Company, or any management, service, consulting or any other similar type of Contract requiring payment of fees in excess of RMB500,000 per year;

6.	any material warranty, guaranty Contract;

7.	any material Contract that cannot be terminated by a Group Company without liability upon less than ninety (90) days’ notice;

8.	any collective bargaining agreement with any labor union or other representative of employees;

9.	any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits and risks;

10.	any Contract that would result in the merger with or into or consolidation into another Person;

11.	any Contract for the sale of any of the assets of any Group Company or for the grant to any Person of any preferential rights to purchase any of its assets;

12.	any Contract in relation to real estate, including but not limited to building purchase contract, building lease contract;

13.	any Contract with any Governmental Authority; or
any material amendment, modification or supplement in respect of any of the foregoing made other than in the ordinary course of business consistent with past practice (each of (1)-(13), a “Material Contract”).
     (b) True and correct copies (or, if oral, written summaries) of each of the Material Contracts have been made available to the Buyer.
     (c) No condition exists or event has occurred that would constitute a default by (x) any of the Group Companies under any Material Contract or (y) any other party to any Material Contract.
     3.20 Compliance with Laws. (a) Each of the Group Companies is, and at all times has been, in full compliance with all applicable Laws in all material aspects.
     (a) No event has occurred or circumstance exists that (i) may constitute or result in a violation by any of the Group Companies of any applicable Law where any such violation or failure would reasonably expected to have a Material Adverse Effect, or (ii) may give rise to any obligation on the part of any of the Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature and any such obligation would reasonably be expected to have a Material Adverse Effect. None of the Group Companies has received any notice or other communication (whether oral or written) of illegal behavior or probable illegal behavior from any Governmental Authority.
     (b) To the Knowledge of Seller, none of the Group Companies or any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, and promised to pay any money to any Government department or its Official for the benefits or interests of the Group Company.
     (c) To the Knowledge of Seller Parties, none of the beneficial owners of any interest in any Group Company is a Government Official.

     3.21 None of the assets of the Group Companies constitute state-owned assets.
     3.22 The Seller and the Group Companies have fully provided Buyer with all the information known to the Seller and Group Companies that Buyer has requested. None of this Agreement, the Ancillary Documents or any other statements or certificates or other materials made or delivered, or to be made or delivered to Buyer in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.
     3.23 No other Representations or Warranties. Except for the representations and the warranties made in Article III herein, no other representations or warranty is expressed or implied by the Seller or the Seller’s Shareholder to the Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer hereby represents and warrants to the Seller on the date of this agreement as follows:
          4.01 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Buyer has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted by it and is duly qualified or licensed to do business and is in good standing, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement and by the Ancillary Documents to which it is a party.
          4.02 Authorization, Enforceability. Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents. The execution and delivery of this Agreement and the Ancillary Documents have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate or stockholder proceedings or actions are required to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid, enforceable and binding agreement of the Buyer.
          4.03 No Approvals or Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by the Buyer of the certificates of incorporation, by-laws or equivalent documents of the Buyer, (ii) violate, conflict with or result in a breach of, or constitute a default by the Buyer, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Buyer under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Buyer or any of its properties may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to the Buyer or any of its properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement and by the Ancillary Documents to which it is a party.
          4.04 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Buyer will not make any other express or implied representation or warranty to the Seller.
ARTICLE V
FURTHER UNDERTAKINGS AND AGREEMENTS OF THE PARTIES
          5.01 Conduct of Business Prior to a Closing.
          (a) Without the prior consent of the Buyer, except as contemplated by this Agreement and the Ancillary Documents, from and after the signing date of this Agreement and until the Purchase Closing Date, (1) the Company shall cause the Group Companies to (i) conduct the Business in all material respects in the ordinary course of business consistent with past practice, (ii) not change the scope of the Business and (iii) use their commercially reasonable efforts to maintain satisfactory relationships with cinemas, customers and others having material business relationships with them. (2)Except as contemplated by this Agreement and except as set forth on section 5.01, the Company shall cause the Group Companies to not do any of the following without the prior written consent of the Buyer:
(i)	except for purchases and sales by a Group Company to or from another Group Company, purchase, sell or issue any of their capital stock or other equity interests or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of their capital stock or other equity interests;

(ii)	issue or pay any dividends other than to any of the Group Companies;

(iii)	conduct any split, recombination or reclassification or issuance of capital stock;

(iv)	sell or otherwise dispose of assets with value in the aggregate in excess of RMB 1,000,000, including sales of assets in the ordinary course of business;

(v)	other than the acquisitions, merge or consolidate with any Person;

(vi)	acquire assets having an aggregate value exceeding RMB 1,000,000, including (A) acquisitions in the ordinary course of business and (B) capital expenditures permitted by clause (vii) below;

(vii)	prior to the Purchase Closing Date, make capital expenditures in excess of RMB1,000,000 in aggregate;

(viii)	provide loans or guarantee any indebtedness for borrowed money from the Seller or its subsidiaries in the ordinary course of business;

(ix)	incur any Encumbrance of material assets, other than Permitted Encumbrances;

(x)	increase the compensation of employees of the Group Companies other than (A) in the ordinary course of business or (B) as required by any agreement in effect as of the date hereof or as required by Law;

(xi)	make any material change in the accounting methods or practices followed by any of the Group Companies (other than such changes that have been required by Law or U.S. GAAP);

(xii)	enter into any contract that restricts the Group Companies from engaging in any line of business in any geographic area or competing with any Person that materially impairs the operation of the business of the Group Companies, individually or taken as a whole;

(xiii)	enter into any partnership, limited liability company or joint venture agreement;

(xiv)	terminate or make any material amendment to a material contract;

(xv)	other than (A) in the ordinary course of business, (B) as required by any agreement in effect as of the date hereof or (C) as required by Law, enter into, adopt or amend any employment agreement or employee benefit plan with or for the benefit of any of its employees;

(xvi)	purchase, cancel or terminate any insurance policy naming any of the Group Companies as a beneficiary or a loss payee;

(xvii)	subject to the written consent of the Buyer, amend any of its organizational documents; or

(xviii)	agree or commit to do any of the foregoing.
          (b) During the period commencing on the date hereof and ending on the Purchase Closing Date, the Seller and the Seller’s shareholder will cause the Group Companies to afford Buyer and its counsel, accountants and other authorized representatives, during normal business hours, upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Group Companies, provided that such access does not interfere with normal business operations. The parties hereto agree that the provisions of the Confidentiality Agreement shall continue in full force and effect following the execution and delivery of this Agreement. All information obtained by the Buyer and its counsel, accountants and representatives pursuant to this Section 5.1(b) shall be kept confidential in accordance with the Confidentiality Agreements.

          5.02 Filing and Consents. Each of the Seller, the Seller’s Shareholder and the Group Companies, on the one hand, and the Buyer, on the other hand, shall use all commercially reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any Governmental Authority or other Person required in connection with the execution, delivery or performance of this Agreement, including any filings pursuant to (i) the Securities Act and Exchange Act, and (ii) any other applicable filings or consents. To the extent feasible under applicable PRC laws and regulations, the Seller’s Shareholder (including the Chinese resident who obtains the shares of the Seller after the execution of this Agreement) shall complete all necessary filings or registrations, or obtain all necessary approvals, as required by the State Administration for Foreign Exchange (“SAFE”) after the Purchase Closing Date. The Seller and the Seller’s Shareholder hereby agree that, with respect to the Shareholder that is a PRC resident and the Seller’s Shareholder (including the Chinese resident who obtains the shares of the Seller after the execution of this Agreement) (each a “SAFE Registrant”), unless and until Buyer has received sufficient documentation to its satisfaction that such SAFE Registrant has completed all necessary filings or registrations required to comply with the rules and regulations of SAFE, the Seller shall not release any FM Ordinary Shares to any such SAFE Registrant or to dispose of any FM Ordinary Shares by any methods.
          5.03 Tax Matters; Cooperation; Preparation of Returns; Tax Elections.
     (a) The Seller and the Seller’s Shareholder agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to any of the Group Companies (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The Seller shall retain all books and records with respect to Taxes pertaining to the Group Companies until the expiration of all relevant statutes of limitations. At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.
     (b) The Company shall prepare, or cause to be prepared, all Tax Returns in respect of any of the Group Companies for any taxable year ending on or before the Purchase Closing Date. The Seller shall timely pay to the relevant Taxing Authority all Taxes due in connection with any such Tax Returns.
     (c) The Group Companies shall pay all transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or gains) and related fees incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.
          5.04 Non-Competition.
     (a) the Seller and the Seller’s Shareholder agree that for a period of (i) four (4) years following the Purchase Closing Date and (ii) two (2) year following the termination or expiration of the Service Agreement entered into between any of the Seller and Buyer (or a Person designated by Buyer), whichever is later, other than the Group Companies’ Business, the Seller and the Seller’s Shareholder will not directly or indirectly engage or invest (other than investments of less than 2% of the equity securities of any company listed on a domestic or foreign securities exchange) in any Competitive Business.
     (b) the Seller and the Seller’s Shareholder agree that for a period of (i) four (4) years following the Purchase Closing Date and (ii) two (2) year following the termination or expiration of the Service Agreement entered into between the Seller and Buyer (or a Person designated by Buyer), whichever is later, the Seller and the Seller’s Shareholder shall not, and shall cause its Affiliates not to, solicit, recruit or hire any person who at any time on or after the date of this Agreement is an employee of the Group Companies.
     (c) The Buyer hereby agrees that, within four (4) years from the Purchase Closing Date, the Buyer shall not acquire the company with the same business as Sanwei Advertisement (i.e. the agency, design, manufacture, dissemination of film advertisement), except for: (1) the company acquired becoming the subsidiary of Sanwei Advertisement after restructure; (2) with contents from the Seller and Seller’s shareholder.
     (d) Each of the parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.04 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy.
          5.05 Working Capital Loans. The Buyer hereby undertake that: upon the execution of this Agreement, the Buyer or any third party appointed by the Buyer shall provide Sanwei Advertisement with a loan credit with the highest amount of RMB 15 Million. Upon Sanwei Advertisement’s application, the Buyer or the said third party shall execute a Working Capital Loan Agreement with Sanwei Advertisement, in which the annual interest rate shall be 6% and the term shall be one year. Such loan shall be paid to an escrow account supervised by both of Sanwei Advertisement and the Buyer/the said third party and shall only be used as the pre-film advertisements lease fees and supplementing the operation fund of Sanwei Advertisement, provided that the loan using for supplementing the operation fund of Sanwei Advertisement is not exceeding RMB 4 million.
          5.06 Establishment of the Wholly-Foreign Owned Enterprise.
          The Seller and the Seller’s Shareholder undertake that prior to the Purchase Closing Date: (1) cause the Company to establish a wholly-foreign owned enterprise in Beijing (the issuance of the Business License shall be deemed to be the completion of the establishment), in which the Company holds all the equity of interest; (2) such wholly-foreign owned enterprise, Sanwei Advertisement and its shareholders shall entered into a series of Controlling Agreements in accordance with the form set forth in Exhibit 5.06, which is valid, binding and enforceable.
          5.07 Equity Transfer Agreement. The Seller and the Seller’s Shareholder undertake that, prior to the Purchase Closing Date, the Seller and the Seller’s Shareholder will cause both Sanwei Advertisement’s shareholders (Zhang Qingyong and Wang Yongmei)

to enter into Share Transfer Agreement with the company or individual appointed by the Buyer in accordance with the form set forth in Exhibit 5.07, which stipulates that Zhang Qingyong and Wang Yongmei shall once in a time transfer 70% of the equity interest they held in Sanwei Advertisement to the company or individual designated by the Buyer. The formalities of the alteration of registration of the above share shall be completed with 15 days of the Purchase Closing Date.
          Moreover, the Seller and the Seller’s Shareholder undertake that, with respect to the individual shareholders (Zhang Qingyong and Wang Yongmei)who is still holding 30% equity interest in Sanwei Advertisement after the execution of the aforesaid transaction, if all or part of those 30% equity interest is to be transferred, the companies or individuals appointed by the Buyer shall have the priority right of purchase; the issues agreed above shall be incorporated into articles of association of Sanwei Advertisement’s.
          5.08 Key Management Independence.
     (a) The Buyer agrees that it shall, during the period commencing from the Purchase Closing Date and ending on August 31, 2009, take all actions necessary and appropriate to enable the Key Management to continue to run the Group Companies as an independent business unit of the Buyer, provided that the Key Management’s ability to operate the Group Companies as an independent business unit shall be subject to (i) the compliance with the Buyer’s code of ethics; (ii) any relevant requirements of the Sarbanes-Oxley Act and other U.S. securities laws and regulations; and (iii) no Employee’s Misconduct on the part of Key Management. In addition, the Group Companies is entitled to dismiss any of the current management because of his/her misconduct.
     (b) If there is any Employee’s Misconduct on the part of the member of Key Management, the Buyer is entitled to cause the Group Companies to dismiss such member of Key Management immediately and the Group Companies shall act in accordance with the request.
     5.09 The Seller and the Seller’s Shareholder undertake that the following matters shall be finalized before the Purchase Closing Date:
     (a) Sanwei Advertisement has repaid all his credits to its shareholder and there is no Related Parties Transaction between Sanwei Advertisement and its shareholder.
     Related Parties Transaction means transactions concerning the resources and liabilities between Sanwei Advertisement and its shareholder, including: purchase or sale the assets, investments (money management by mandate and loan by mandate included), financial supports, guarantees, assets lease, assets management, assets donation, credits and/or liabilities re-arrangements, signing the licenses agreements, the transfer of the research and development projects, the purchase of raw material, fuel and power, products selling, labor relationship, marketing activities, joint venture investments, and any other agreements/transactions which may course the transfer of resources and liabilities.

     (b) All the agreements and/or contracts regarding the operation and distribution of Changchun Branch entered by and between Sanwei Advertisement Changchun Branch and Mr. Han Sheng (the director of Sanwei Advertisement Changchun Branch) shall be terminated; or Changchun Branch shall be under the liquidation formalities in accordance with the law. The potential legal risks of Sanwei Advertisement Changchun Branch shall be eliminated.
          5.10 The Seller Parties shall cause the Company to provide evidence satisfactory to Buyer that the Group Companies’ total liabilities, including without limitation any debt, loan, other debts (potential dispute, unpaid taxes due, etc.), shareholder loans and other account payable as of the Purchase Closing Date shall not exceed the Group Companies’ accounts receivable, cash, inventory and pre-payments as of the same date.
          5. 11 Management Accounts.
          Commencing from the Purchase Closing Date until August 31, 2009:
          (a) The Buyer, the Seller and the Seller’s Shareholder agree to cause the Company to provide the management accounts of the Company with respect to each calendar month, which shall be prepared in accordance with U.S. GAAP and in accordance with the accounting methods satisfactory to the Buyer. The Company shall provide to the Buyer and the Seller the monthly management accounts for the period by August 31, 2009 and such management accounts shall be provided no later than ten (10) calendar days from the close of the previous month.
          (b) The Buyer, the Seller and the Seller’s Shareholder agree to cause the Company to provide the management accounts of the Company with respect to each calendar quarter. The Company shall provide the quarterly management accounts for the period by August 31, 2009 to the Buyer and the Seller and such management accounts shall be provided no later than five (5) calendar days from the close of the previous quarter.
          (c) Company shall appoint Approved Accounting Firm to review the quarterly management accounts described in paragraph (b) above.
          (d) If the Buyer or the Seller disagrees with the audited quarterly management accounts, the disagreed party shall give notice to the other party within five (5) business day upon the acceptance of such quarterly management accounts. The Parties shall consult with each other with respect to the quarterly management accounts. If no consensus with respect to the quarterly management accounts can be reached within ten (10) business days upon the issuance of the notice for the disagreement, the two parties shall jointly appoint another international accounting firm to review the quarterly management. The result of its review shall be final and binding to each party. The auditing fees shall be equally born by the two parties. For the avoidance of doubt, the auditing of such accounting firm shall be only for the purpose of confirming the appraised annual net income of the Company as stipulated in Article II, and shall have no relation to the figures in the management accounts publicly announced by the Buyer.

          5.12 Appointment of Management.
          The Seller agrees to authorize Buyer to appoint a vice-financial controller for the Company and Sanwei Advertisement on or following the Purchase Closing Date.
          5.13 Confidentiality.
          Each party hereto shall keep confidential, and shall cause its officers, directors, and employees to keep confidential, the terms and conditions hereof, of any predecessor agreement and of any Ancillary Document (collectively, the “Confidential Information”) except as Buyer and Seller mutually agree otherwise; provided that any party may disclose Confidential Information (i) to the extent advised by competent legal advisors that such disclosure is required by applicable Law and so long as, where such disclosure is to a Governmental Authority, such party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, (ii) to the extent required by the rules of any stock exchange, (iii) to its officers, directors, employees and professional advisors as necessary to the performance of its obligations in connection herewith and with the Ancillary Documents so long as such party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof, and (iv) to its investors and any Person otherwise providing substantial debt or equity financing to such party so long as the party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof.
          5.14 Announcement.
          Without the violation of the law applicable to the Buyer, the commencing time for the announcement with respect to the transaction under this Agreement shall be the date of this Agreement. The Announcement shall be sent by the Buyer to the Seller for review in advance and shall be agreed by both Parties.
ARTICLE VI
CONDITIONS TO THE SELLER’ OBLIGATIONS
          The obligation of the Seller to effect a Closing under this Agreement as specified below is subject to the satisfaction, at or prior to the Purchase Closing Date, of each of the following conditions, unless validly waived in writing by Seller.
          6.01 Representations and Warranties. Unless otherwise provided or expected by this Agreement, the representations and warranties made by Buyer in this Agreement shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of the date of this Agreement and as of the Purchase Closing Date, except for changes permitted or contemplated by this Agreement.
          6.02 Performance. Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement and the Ancillary

Documents to be so performed or complied with by it prior to the Purchase Closing Date.
          6.03 No Material Adverse Change. Since the date hereof until the Purchase Closing Date, there shall not have been any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, or operations of Buyer and its subsidiaries, taken as a whole, or to the ability of Buyer to timely consummate the transaction contemplated by this Agreement or by any of the Ancillary Documents.
          6.04 Injunction. At the Purchase Closing Date, there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.
ARTICLE VII
CONDITIONS TO BUYER’S OBLIGATIONS
          The obligation of the Buyer to effect a Closing under this Agreement as specified below is subject to the satisfaction, at or prior to the Purchase Closing Date, of each of the following conditions, unless validly waived in writing by Buyer.
          7.01 The representations and warranties made by the Seller and the Seller’s Shareholders in this Agreement shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of the date of this Agreement and as of the Purchase Closing Date.
          7.02 The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement and the Ancillary Documents to be so performed or complied with by it prior to the Purchase Closing Date.
          7.03 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Purchase Closing Date, and all documents incident thereto, shall be in form and substance reasonably satisfactory to Buyer, and Buyer shall have received all such counterpart original and certified or other copies of such documents as Buyer may reasonably request.
          7.04 The consents, waivers, approvals or other authorizations involved in the transaction of this Agreement shall have been obtained by Seller or otherwise satisfied and shall continue to be in effect, including all consents of any competent Governmental Authority or, under any of the Ancillary Documents or under other agreements to be entered into in connection herewith.
          7.05 No Material Adverse Change. From the date of this Agreement until the Purchase Closing Date, there shall not have been any Material Adverse Change to the financial condition and the assets of the Group Companies.
          7.06 No Indebtedness. As of the Purchase Closing Date, the Seller will have taken such action, or caused the Group Companies to take such action, and provided to Buyer documentation satisfactory to Buyer, evidencing that none of the Group Companies has any outstanding indebtedness of any kind, including without limitation, any loan to Seller or Seller’s Shareholder, bank loan or credits or unpaid liability relating to the Acquisitions.
          7.07 Share Transfer Agreement. Prior to the Purchase Closing Date, both Sanwei Advertisement’s shareholders (Zhang Qingyong and Wang Yongmei) have entered into Share Transfer Agreement with the company or individual appointed by the Buyer in accordance with the form set forth in Exhibit 5.07, which stipulates that Zhang Qingyong and Wang Yongmei shall once in a time transfer 70% of the equity interest they held in Sanwei Advertisement to the company or individual designated by the Buyer.
          7.08 Prior to the Purchase Closing Date, Sanwei Advertisement has repaid all loan borrowed from its shareholders and no Related Parties Transaction exist between Sanwei Advertisement and its shareholders. The definition of Related Parties Transactions is the same as defined in Section 5.09.
          7.09 Prior to the Purchase Closing Date, Key Management shall execute a Service Agreement, and each employees of the Group Company shall execute an Employee Non-Compete Agreement in accordance with the form as set forth in Exhibit 7.09, which agreement is in full force and effect.
          7.10 Prior to the Purchase Closing Date, the Buyer shall have received the audited financial statements of the Group Companies for the period from January 2005 to June 2006, which shall be substantially complete in all material respects and contain key financial data reasonably acceptable to Buyer.
          7.11 Prior to the Purchase Closing Date: (1) cause the Company to establish a wholly-foreign owned enterprise in Beijing (the issuance of the Business License shall be deemed to be the completion of the establishment), in which the Company holds all the equity of interest; (2) such wholly-foreign owned enterprise, Sanwei and its shareholders shall entered into a series of Controlling Agreements in accordance with the form set forth in Exhibit 5.06, which is valid, bind and enforceable.
          7.12 Seller’s Corporate Documents. On or prior to the Purchase Closing Date, each of the Seller Corporate Documents shall have been entered into and consummated by the Seller and Seller’s Shareholder and is in full force and effect.
          7.13 Management Appointment. Seller shall have authorized Buyer to appoint the financial controller for the Company and the Group Companies.
          7.14 Prior to the Purchase Closing Date, all the agreements and/or contracts regarding the operation and distribution of Changchun Branch entered by and between Sanwei Advertisement Changchun Branch and Mr. Han Sheng (the director of Sanwei Advertisement Changchun Branch) shall be terminated; or Changchun Branch shall be under the liquidation formalities in accordance with the law. The potential legal risks of Sanwei Advertisement Changchun Branch shall be eliminated.

          7.15 Prior to the Purchase Closing Date, Shenzhen Yangshi Sanwei shall become the subsidiary of Sanwei Advertisement, i.e. at least 90% equity interest in Shenzhen Yangshi Sanwei shall be held by Sanwei Advertisement and the remaining 10% equity interest in Shenzhen Yangshi Sanwei shall be held by the Seller’s Shareholder.
          7.16 The Seller Parties has caused the Company to provide evidence satisfactory to Buyer that the Group Companies’ total liabilities, including without limitation any debt, loan, other debts (potential dispute, unpaid taxes due, etc.), shareholder loans and other account payable as of the Purchase Closing Date shall not exceed the Group Companies’ accounts receivable, cash, inventory and pre-payments as of the same date.
          7.17 Corporate Matters; Memorandum and Articles of Association. On or prior to the Purchase Closing Date, Seller shall have provided documentation to Buyer’s reasonable satisfaction evidencing that (i) all shares of Company are ordinary shares, (ii) all outstanding options (if any) of Company have been cancelled, (iii) the memorandum and articles of association of Company has been converted to a standard British Virgin Islands form (using the standard form of Offshore Incorporations Limited) which has no preferred shares or protective provisions for investors provided therein and filed and registered with the British Virgin Islands Companies Registry.
          7.18 Opinions of Counsel. As of the Purchase Closing Date, Buyer shall have received from PRC counsel written opinions in form and substance satisfactory to Buyer.
          7. 19 Material Adverse Change. On or after the date hereof and prior to the Purchase Closing Date, there shall not have occurred any of the following: (A) a suspension or material limitation in trading in securities generally on the NASDAQ National Market, (B) a suspension or material limitation in trading in Buyer’s securities on the NASDAQ National Market, (C) a general moratorium on commercial banking activities in New York, the PRC or the British Virgin Islands declared by the relevant authorities, or a material disruption in commercial banking or securities settlement or clearance services in the United States, the PRC or the British Virgin Islands, (D) the outbreak or escalation of hostilities involving the United States, the PRC or the British Virgin Islands or the declaration by the United States, the PRC or the British Virgin Islands of a national emergency or war or (E) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions or currency exchange rates or controls in the United States, the PRC, the British Virgin Islands or elsewhere, if the effect of any such event specified in clause (D) or (E) in the judgment of Buyer makes it impracticable or inadvisable to proceed with the transaction contemplated in this Agreement and the Ancillary Documents.
          7.20 Injunction. On the Purchase Closing Date, there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.
ARTICLE VIII
TERMINATION
          8.01 Termination. This Agreement may be terminated at any time prior to the Purchase Closing Date:
(a)	by the mutual written consent of the Seller and the Buyer;

(b)	by either the Seller or the Buyer if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and non-appealable;

(c)	by Buyer, if Seller breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement or any Ancillary Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII; or (B) cannot be or has not been cured within 15 business days following written notice of such breach or failure to perform; and relevant claim rights have not been waived by Buyer.

(d)	by Seller, if Buyer breaches or fails to perform in any respect any of its representation, warranties or covenants contained in this Agreement or any Ancillary Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI, (B) cannot be or has not been cured within 15 business days following written notice of such breach or failure to perform; and relevant claim rights have not been waived by Seller.
          8.02 Procedure and Effect of Termination.
          In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.01 hereof, written notice thereof shall forthwith be given to all other parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:
(a)	The Buyer will redeliver to the Seller all documents, work papers and other material of any the Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;

(b)	The provisions of the Confidentiality Agreements shall continue in full force and effect; and,

(c)	No party to this Agreement will have any liability under this Agreement to any other except (i) that nothing herein shall relieve any party from any liability for any willful breach of any of the representations, warranties, covenants and agreements set forth in this Agreement, and (ii) as contemplated by paragraph (b) above.

          8.03 Liquidated Damages.
          During the period from the date of this Agreement to the Purchase Closing Date, either the Seller or the Buyer terminating this Agreement unilaterally with no reasonable excuse, or delaying the performance of its obligations under this Agreement, which cause this Agreement unenforceable, shall be responsible for paying the other party an amount of liquidated damages as for USD 3 Million. Such liquidated damages shall be paid in the form of cash or the shares of the listed company.
          8.04 Force Majeure.
          (a) If Force Majeure occurs in the period from the date of this Agreement to the Purchase Closing Date, either party is entitled to terminate this Agreement unilaterally without any liability of breach. The Force Majeure expressed in this article shall cover all the events which lead to the non-enforcement of this Agreement by either party. Such events, which cannot be imputed to any party and are unforeseeable, unavoidable and insurmountable, shall include but not limit to any strike, shutdown of the factory, explosion, shipwreck, natural disasters or hostility, fire, flood, destruction, incidental affairs, war, insurgence, rebellion, interruption of traffic or other similar affairs and the promulgation of the relevant regulations regarding the movie pre-film advertisement or the circular adopted by the State Administration of Radio Film and Television, which render the initial business purpose of the Group Company unrealizable or the daily business of the Group Company not being normally operative.
          (b) If Force Majeure occurs during the Purchase Closing Date and August 31, 2009, and the Force Majeure renders the business of Group Company being non-operative, the calculation of the Net Incomes of the relevant year shall deduct the costs and the profits generated during the period of the Force Majeure; at the same time, the deadline of the relevant accounting year shall be accordingly extended. The period extended shall be as long as the period of the Force Majeure. The Force Majeure expressed in this article shall refer to strike, shutdown of the factory, explosion, shipwreck, natural disasters or hostility, fire, flood, destruction, incidental affairs, war, insurgence, rebellion, interruption of traffic or infective viral affairs.
ARTICLE IX
INDEMNIFICATION
          9.01 Indemnification.
          (a) Indemnification by the Seller and Seller’s Shareholder
          (i) Subject to the limits set forth in this Section 9.01, after the Purchase Closing Date, the Seller agree to indemnify the Buyer, its Affiliates (including, after the Purchase Closing Date, the Group Companies) and its respective officers, directors, stockholders, employees, agents and representatives (the “Buyer Indemnified Persons”) harmless from and in respect of any and all losses, damages, costs and reasonable expenses (collectively, “Losses”). The Seller’s aggregate liability for such Losses shall not exceed USD 2 Million, and the Seller shall at the same time return to the Buyer the Deposit previously paid by the Buyer, provided, however, that where such Losses are the result of the gross negligence or willful misconduct of any of the Key Management, the aggregate liability of the such Losses shall not exceed the Value of the

Aggregate Consideration paid by the Buyer. The representations and warranties of the Seller set forth in Article III of this Agreement shall survive for a period of three (3) years immediately following the Purchase Closing Date (the “Indemnity Period”).
          (ii) Subject to the limits set forth in this Section 9.01, after the Purchase Closing Date, the Seller’s Shareholders agree to indemnify the Buyer Indemnified Persons harmless from and in respect of any and all Losses that they may incur arising out of or due to any breach any of the representations or warranties of Article III, provided, however that Seller’s Shareholder liability for such Losses shall in no event exceed USD 2 Million and shall at the same time return to the Buyer the Deposit previously paid by the Buyer. The representations and warranties of the Seller’s Shareholders set forth in Article III of this Agreement shall survive for the Indemnity Period.
          (b) Indemnification by the Buyer.
          Subject to the limits set forth in this Section 9.01, after the Purchase Closing Date, Buyer agrees to indemnify the Seller and its Affiliates and its respective officers, directors, stockholders, employees, agents and representatives (the “Seller Indemnified Persons”) harmless from and in respect of any and all losses, damages, costs and reasonable expenses (collectively, “Losses”), provided, however, that the Losses that Seller may obtain in accordance with the section hereof shall not exceed USD 2 Million, unless otherwise agreed in this Agreement. The representations and warranties of the Buyer set forth in Article IV of this Agreement shall survive for a period of six (6) months immediately following the Purchase Closing Date.
          (c) Indemnification as Exclusive Remedy
          The indemnification provided in this Section 9.01, subject to the limitations set forth herein, shall be the exclusive remedy available to any party in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, any property owned, based or subleased by any of the Group Companies or otherwise regarding any of the Group Companies.
          (d) Notice and Opportunity to Defend
          If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.01, the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly. If such event involves any claim or the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to such party or parties seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party or parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. The Indemnifying Party and the party seeking indemnification agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent.
ARTICLE X
MISCELLANEOUS
          10.01 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) sent by a nationally recognized overnight courier service to the recipient at the address below indicated or (iii) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (i) or (ii) above:
If to the Seller:
EFG Partners Limited
Add: 3-32A, No.45, Xiao Guan Bei Li, Chaoyang District, Beijing
Attn: Zhang Qingyong
Tax: 010-84898825-111; 13601119996
Fax: 010-84898825-112
If to the Buyer:
FOCUS MEDIA HOLDING LIMITED
Add: Floor 28, No. 369 Jiangsu Road, Changning District, Shanghai,
Attn: Jason Nanchun Jiang
Tel: 021-32124661
Fax: 021-52400228
If to the Company:
Appreciate Capital Ltd
Add: 3-32A, No.45, Xiao Guan Bei Li, Chaoyang District, Beijing
Attn: Zhang Qingyong
Tax: 010-84898825-111; 13601119996
Fax: 010-84898825-112

If to any of the Seller’s Shareholder:
Add: 3-32A, No.45, Xiao Guan Bei Li, Chaoyang District, Beijing
Attn: Zhang Qingyong
Tax: 010-84898825-111; 13601119996
Fax: 010-84898825-112
or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.
          10.02 Fees and Expenses. The Seller, the Seller’s Shareholders and the Buyer shall bear their own taxes and government’s charges which in connection with this Agreement or the transaction herein respectively. Attorney fees and audit fees in connection with the transaction herein shall be born by the Seller, which shall not exceed RMB 300,000 (such attorney fees and audit fees shall be paid to the law firms and audit firms with 15 business days after the Purchase Closing Date). The part exceed RMB 300,000 shall be born by the Buyer.
          10.03 Governing Law. This Agreement shall be construed under and governed by the Laws of Hong Kong Special Administration Region.
          10.04 Dispute Resolution.
          (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation.
          (b) If within 90 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “ HKIAC”).
          (c) The arbitration tribunal shall consist of three arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the other appointed arbitrators. The third arbitrator shall be the chief arbitrator.
          (d) The arbitration proceedings shall be conducted in English and Chinese. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal. And the prevailing party may apply to the arbitration tribunal for recovering all the expenses (including reasonable attorney fees and other arbitration costs).
          10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
          10.06 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          10.07 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
          10.08 Assignment. No Party may assign its rights or obligations under this Agreement without the prior written consent of each other party and any purported assignment without such consent shall be void and without effect.
          10.09 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the transaction hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the transaction hereof and thereof.
          10.10 Further Assurances. Each Party shall execute all such documents and do all such Other things within its power as may be required to give full effect to the terms of this Agreement or to vest in any other Party its full rights and entitlements hereunder.
          10.11 Provisions Severable. If any provision of this Agreement is held to be illegal, invalid Or unenforceable under any present or future law, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or enforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid and unenforceable provision or by its severance herefrom, it being intended that the rights of the Parties hereunder shall be enforceable to the fullest extent permitted by law.
          10.12 Provisions Modifiable. If any restriction on any Party hereunder shall be adjudged to be void or unenforceable because it exceeds what is reasonable in all the circumstances for the protection of the interests of the Parties or any of them but would be valid if part of the wording thereof were deleted or the periods thereof reduced or range of activities or area dealt with thereby reduced in scope, such restriction shall apply with such modifications as may be necessary to make it valid and effective.
          10.13 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          10.14 Language. This Agreement was written in Chinese.
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[Execution Page]
IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in each case as of the date first above written.

EFG Partners Limited		FOCUS MEDIA HOLDING LIMITED

Sign:		Sign:
	/s/ Zhang Qingyong		/s/ Jason Nanchunag Jiang

	Name: Zhang Qingyong		Name: Jason Nanchun Jiang
	Post: Executive Director		Post: Chairman

Appreciate Capital Ltd.		SELLER’S SHAREHOLDER

Sign:		Sign:
	/s/ Zhang Qingyong		/s/ Zhang Qingyong

	Name: Zhang Qingyong		Zhang Qingyong
Post: Executive Director

Sign:
/s/ Wang Yongmei

Wang Yongmei

Schedules

Schedule 1.1	List of the Member of Group Company
Schedule 1.5	Controlling Agreements
Schedule 1.6	Ancillary Document
Schedule 3.04	Share Capital of Company
Schedule 3.05	Group Companies Information
Schedule 3.09	List of Group Companies’ Licenses, Consents, Authorizations, Approvals, and Permits
Schedule 3.17	Material Contracts
Exhibits

Exhibit 5.06	Form of Controlling Agreement
Exhibit 5.07	Form of Share Transfer Agreement
Exhibit 7.09	Form of Service Agreement and Employee Non-Compete Agreement